EXHIBIT 99.1

1 Helen of Troy Plaza

El Paso, TX 79912

915-225-8000

immediate release

HELEN OF TROY LIMITED

REPORTS SALES AND EARNINGS

FOR FOURTH QUARTER AND FISCAL YEAR 2008

EL PASO, Texas, May 13 – Helen of Troy Limited (NASDAQ, NM: HELE), designer, developer and worldwide marketer of brand-name personal care and household consumer products, today reported sales and earnings for the fourth quarter and fiscal year ended February 29, 2008.

Fourth quarter sales increased to $144,106,000 from $143,882,000 in the same period of the prior year. Fourth quarter sales in the Housewares segment increased 21.9 percent to $43,998,000 compared to $36,099,000 for the same period last year, reflecting continued strength in our OXO brands worldwide. Sales in the Personal Care segment decreased 7.1 percent to $100,108,000 in the fourth quarter compared to $107,783,000 for the same period last year, reflecting the difficult retail environment. Net earnings for the fourth quarter increased 5.9 percent to $10,297,000 or $0.33 per fully diluted share versus $9,721,000 or $0.30 per fully diluted share for the prior year quarter.

Net earnings for the fourth quarter excluding significant items, as detailed in the attached schedule is $9,809,000 or $0.31 per fully diluted share compared to $9,721,000 or $0.30 per fully diluted share for the same quarter of the prior year. Fourth quarter earnings before interest, taxes, depreciation, amortization, impairment charges, share-based compensation, gain on land sale, and litigation settlement increased 1.2 percent to $17,467,000 versus $17,264,000 for the prior year quarter.

Full year net sales increased 2.8 percent to $652,548,000 from $634,932,000 in the prior fiscal year. Net sales in the Housewares segment for the full year increased 19.7 percent to $164,134,000 compared to $137,108,000 for the same period last year. Net sales in the Personal Care Segment for the full year decreased 1.9 percent to $488,414,000 compared to $497,824,000 for the same period last year. Net earnings for the year increased 22.8 percent to $61,509,000 or $1.93 per fully diluted share, compared to $50,087,000 or $1.58 per fully diluted share in the prior fiscal year.

Net earnings for the full year excluding significant items, as detailed in the attached schedule is $55,709,000 or $1.75 per fully diluted share compared to $49,175,000 or $1.55 per fully diluted share for the prior year.  Full year earnings before interest, taxes, depreciation, amortization, impairment charges, share-based compensation, gain on land sale, and litigation settlements increased 5.0 percent to $89,455,000 versus $85,216,000 for the prior year.

Gerald J. Rubin, Chairman, Chief Executive Officer and President, commenting on the Company’s results stated, “We are pleased with our fourth quarter results considering the challenging retail environment. We are also pleased with the progress that we have made in achieving our business initiatives during the past year. We have maintained our inventory at last year’s levels and ended the year with an increase of $30.5 million in cash and temporary investments, while at the same time paying down $35 million in debt.

“At February 29, 2008, the Company’s balance sheet included cash and temporary investments of $121.7 million. Stockholders’ equity was $568.4 million or $17.87 per fully diluted share, which represents an increase of $41.0 million or 7.8 percent from the previous fiscal year-end. Year-end inventory at February 29, 2008 was $144.9 million versus $144.1 million at the prior year end.

“Since January 11, 2008, we have repurchased 554,397 shares of Helen of Troy Limited common stock for $8.6 million, or an average purchase price of $15.54 per share.

“Selling, general and administrative expenses for the fourth quarter were 34.7 percent of sales compared to 34.4 percent of sales for the same quarter of the prior year. Year-to-date SG&A expenses were 31.8 percent of sales versus 32.9 percent of sales for the prior year. Our ongoing efforts to reduce SG&A expenses as a percent of sales are reflected in our results for the full year, and we continue to focus on expense reductions. The domestic retail environment continues to be challenging and is expected to continue that way for at least the next two quarters. However, we are committed to executing the strategic initiatives outlined during the past fiscal year with a renewed sense of focus and dedication for this fiscal year,” Rubin concluded.

The Company will conduct a teleconference in conjunction with today’s earnings release.  The teleconference begins at 11 a.m. ET today, Tuesday May 13, 2008.  Members of the news media, investors and the general public are invited to access a live broadcast of the conference call via the Investor Relations page of the Company’s website at www.hotus.com.  The event will be archived and available for replay through June 30, 2008.

Helen of Troy Limited is a leading designer, producer and global marketer of brand-name personal care and household consumer products. The Company’s personal care products include hair dryers, curling irons, hair setters, women’s shavers, brushes, combs, hair accessories, home hair clippers, mirrors, foot baths, body massagers, paraffin baths, liquid hair styling products, body powder and skin care products. The Company’s household products include kitchen tools, cutlery, bar and wine accessories, household cleaning tools, tea kettles, trash cans, storage and organization products, gardening tools, kitchen mitts and trivets, barbeque tools, and rechargeable lighting products. The

Company’s products are sold to consumers by mass merchandisers, drug chains, warehouse clubs and grocery stores under licensed trade marks including Vidal Sassoon®, licensed from The Procter & Gamble Company, Revlon®, licensed from Revlon Consumer Products Corporation, Dr. Scholl’s®, licensed from Schering-Plough HealthCare Products, Inc., Sunbeam®, Health at Home® and Health o meter® licensed from Sunbeam Products, Inc., Sea Breeze®, licensed from Shiseido Company Ltd., Vitapointe®, licensed from Sara Lee Household and Body Care UK Limited, Toni & Guy® outside of the Americas, licensed from Mascolo Limited, Bed Head® and TIGI® in the Americas licensed from MBL/TIGI Products, LP, and Toni&Guy® in the Americas licensed from MBL/TONI&GUY Products, LP. Helen of Troy’s owned brands include OXO®, Good Grips®, Candela®, Brut®, Vitalis®, Final Net®, Ammens®, Condition® 3-in-1, SkinMilk®, Dazey®, Caruso®, Karina®, DCNL®, Nandi®, and Isobel®. The Company markets hair and beauty care products under the Helen of Troy®, Hot Tools®, Hot Spa®, Salon Edition®, Gallery Series®, Wigo®, Fusion Tools®, Belson®, Belson Pro®, Gold ‘N Hot®, Curlmaster®, Profiles®, Comare®, Mega Hot®, and Shear Technology® owned brands to the professional beauty salon industry.

This press release may contain forward-looking statements, which are subject to change. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Any or all of the forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Many of these factors will be important in determining the Company’s actual future results. Consequently, no forward-looking statement can be guaranteed. Actual future results may vary materially from those expressed or implied in any forward-looking statements.  The forward-looking statements are qualified in their entirety by a number of risks that could cause actual results to differ materially from historical or anticipated results. Generally, the words “anticipates”, “believes”, “expects” and other similar words identify forward-looking statements.  The Company cautions readers not to place undue reliance on forward-looking statements.  The Company intends its forward-looking statements to speak only as of the time of such statements, and does not undertake to update or revise them as more information becomes available. The forward-looking statements contained in this press release should be read in conjunction with, and are subject to and qualified by, the risks described in the Company’s Form 10-K for the year ended February 29, 2008 and in our other filings with the SEC. Investors are urged to refer to the risk factors referred to above for a description of these risks.

HELEN OF TROY LIMITED AND SUBSIDIARIES

Consolidated Condensed Statements of Income

(unaudited)

(in thousands, except per share data)

	For the Three Months Ended				For the Twelve Months
	2/29/2008		2/28/2007		2/29/2008		2/28/2007
Net sales	$144,106	100.0%	$143,882	100.0%	$652,548	100.0%	$634,932	100.0%
Cost of sales	80,723	56.0%	80,588	56.0%	370,853	56.8%	355,552	56.0%
Gross profit	63,383	44.0%	63,294	44.0%	281,695	43.2%	279,380	44.0%

Selling, general, and administrative expense	49,939	34.7%	49,536	34.4%	207,771	31.8%	208,964	32.9%
Operating income before impairment and gain	13,444	9.3%	13,758	9.6%	73,924	11.3%	70,416	11.1%

Impairment charges	—	0.0%	—	0.0%	4,983	0.8%	—	0.0%
Gain on sale of land	—	0.0%	—	0.0%	(3,609)	-0.6%	—	0.0%
Operating income	13,444	9.3%	13,758	9.6%	72,550	11.1%	70,416	11.1%

Other income (expense):
Interest expense	(3,489)	-2.4%	(4,223)	-2.9%	(15,025)	-2.3%	(17,912)	-2.8%
Other income (expense), net	1,532	1.1%	703	0.5%	3,748	0.6%	2,643	0.4%
Total other income (expense)	(1,957)	-1.4%	(3,520)	-2.4%	(11,277)	-1.7%	(15,269)	-2.4%
Earnings before income taxes	11,487	7.9%	10,238	7.1%	61,273	9.4%	55,147	8.7%

Income tax expense (benefit)	1,190	0.8%	517	0.4%	(236)	0.0%	5,060	0.8%
Net earnings	$10,297	7.1%	$9,721	6.8%	$61,509	9.4%	$50,087	7.9%

Earnings per share:
Diluted earnings per share	$0.33		$0.30		$1.93		$1.58

Weighted average common shares used in computing diluted earnings per share	31,418		32,136		31,798		31,717

HELEN OF TROY LIMITED AND SUBSIDIARIES

Selected Consolidated Balance Sheet Information

(unaudited)

(in thousands)

	2/29/2008	2/28/2007

Cash and temporary investments	$121,676	$91,205

Marketable securities, at market value	36	189

Accounts receivable	105,615	115,896

Inventory	144,867	144,070

Total current assets	395,764	373,218

Total assets	911,993	906,272

Total current liabilities	119,460	135,087

Total long term liabilities	224,157	243,768

Stockholders’ equity	568,376	527,417

HELEN OF TROY LIMITED AND SUBSIDIARIES

EBITDA

(unaudited)

(in thousands)

	For the Three Months Ended		For the Twelve Months Ended
	2/29/2008	2/28/2007	2/29/2008	2/28/2007

Net earnings	$10,297	$9,721	$61,509	$50,087

Interest income / Expense, net	2,231	3,287	11,452	15,947

Income tax expense	1,190	517	(236)	5,060

Depreciation and amortization	3,513	3,545	14,298	14,301

EBITDA (Earnings before interest, taxes, depreciation and amortization)	$17,231	$17,070	$87,023	$85,395

EBITDA Before Impairment Charges, Gain On Sale Of Land, Litigation Settlement and Share-Based Compensation

EBITDA, as calculated above	$17,231	$17,070	$87,023	$85,395

Add: Impairment charges	—	—	4,983	—
Share-based compensation	340	194	1,162	693
Less: Gain on sale of land	—	—	(3,609)	(422)
Gain on litigation settlement	(104)	—	(104)	(450)

EBITDA, before impairment charges, gain on sale of land, litigation settlement and share-based compensation	$17,467	$17,264	$89,455	$85,216

SELECTED OTHER DATA (in thousands, except per share data)

Reconciliation of Net Earnings, as reported to Net Earnings without impact of Significant Iems

		For the Three Months Ended				For the Twelve Months Ended
		2/29/2008		2/28/2007		2/29/2008		2/28/2007
			Diluted		Diluted		Diluted		Diluted
			EPS		EPS		EPS		EPS
Net earnings, as reported		$10,297	$0.33	$9,721	$0.30	$61,509	$1.93	$50,087	$1.58

Add:	Impairment loss, net of related income tax benefit	—	—	—	—	4,883	0.15	—	—

	Net operating loss valuation allowance	977	0.03	—	—	977	0.03	—	—

Less:	Tax benefits from Hong Kong and IRS tax settlements, including interest income and reversal of penalties	(1,363)	(0.05)	—	—	(9,313)	(0.29)	(192)	(0.01)

	Gain on sale of land, net of related income tax expense	—	—	—	—	(2,245)	(0.07)	(279)	(0.01)

	Gain on litigation settlement, net of related tax expense	(102)	—	—	—	(102)	—	(441)	(0.01)
Net earnings, without significant items		$9,809	$0.31	$9,721	$0.30	$55,709	$1.75	$49,175	$1.55

Weighted average common shares used in computing diluted earnings per share		31,418		32,136		31,798		31,717

The above tables report non-GAAP net earnings, which excludes specified significant items. Net earnings without impact of significant items, EBITDA and EBITDA before impairment charges, share-based compensation, gain on the sale of land and litigation settlement as discussed in the accompanying press release or in the preceding tables may be considered non-GAAP Financial Information as contemplated by SEC Regulation G, Rule 100. Accordingly, we are providing the preceding tables that reconcile these measures to their corresponding GAAP based measures presented under our Consolidated Condensed Statements of Income, in the accompanying press release. The Company believes that these non-GAAP measures provide useful information to management and investors regarding financial and business trends relating to its financial condition and results of operations. The Company believes that these non-GAAP measures, in combination with the Company’s financial results calculated in accordance with GAAP, provides investors with additional perspective. The Company also believes that these non-GAAP measures provided by the Company facilitate a more direct comparison of its performance with its competitors. The Company further believes that the excluded significant items do not accurately reflect the underlying performance of its continuing operations for the period in which they are incurred, even though some of these excluded items may be incurred and reflected in the Company’s GAAP financial results in the foreseeable future. The material limitation associated with the use of the non-GAAP financial measures is that the non-GAAP measures do not reflect the full economic impact of the Company’s activities. These non-GAAP measures are not prepared in accordance with GAAP, are not an alternative to GAAP financial information, and may be calculated differently than non-GAAP financial information disclosed by other companies. Accordingly, undue reliance should not be placed on non-GAAP information.

####

2008